UNITED STATES
		    SECURITIES AND EXCHANGE COMMISSION
			   Washington D.C.  20549


				    FORM 8-K

				 Current Report

		    Pursuant to Section 13 or 15(d) of the
		       Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  December 1, 1995


		      CLARK REFINING & MARKETING, INC.
	  (Exact name of registrant as specified in its charter)




DELAWARE                           1-11392                   43-1491230
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
of incorporation)                                          Identification No.)




     8182 MARYLAND AVENUE
     ST. LOUIS, MISSOURI                         63105-3721
(Address of principal executive offices)         (Zip Code)





Registrant's telephone number, including are code: (314) 854-9696

Item 5. Other Events

	On December 1, 1995, Clark Refining & Marketing, Inc.'s (the "Company") parent, Clark USA, Inc. ("Clark USA") completed a merger agreement with subsidiaries of Occidental Petroleum Corporation ("Occidental"). Pursuant to the merger agreement and a series of related agreements (the "Occidental Transaction"), Clark USA acquired the right to receive the equivalent of
 17.661 million barrels of West Texas Intermediate crude oil to be delivered over the next six years according to a defined schedule. In connection with the Occidental Transaction, Clark USA issued common stock valued at approximately $120 million, or $22 per share (3,954,545 shares of Common Stock and 1,500,000 shares of non-voting Class D Common Stock which have been converted into an equal number of shares of Common Stock), and paid $100 million in cash to Occidental. Clark USA's right to receive oil in accordance with the contract schedule is unconditional until $220 million (plus interest of 10% per year on any unrecovered portion of the first $100 million) is received by Clark USA from the sale of such oil. Subsequent to that time, this right will be subject to the condition that certain sovereign acts (including the imposition of taxes by the Government of the Congo) have not occurred with respect to the delivery of certain unrelated royalty oil pursuant to an agreement between an Occidental subsidiary and the Government of the Congo. Clark USA contracted to resell the Occidental oil to a marketing subsidiary of Occidental immediately after delivery at then current market prices. Occidental has guaranteed the obligations of its subsidiaries as described above.

	On December 1, 1995, Clark USA completed a merger agreement (the ''Gulf Merger Agreement'') with subsidiaries of Gulf Resources Corporation ("Gulf"). Pursuant to the Gulf Merger Agreement and a series of related agreements (the "Gulf Transaction"), Clark USA acquired the right to receive 3.164 million barrels of certain royalty oil to be received by Gulf pursuant to agreement s among Gulf, an Occidental subsidiary and the Government of the Congo. Provided certain underlying sales arrangements remain in effect, Clark USA will resell the Gulf oil to Gulf immediately after delivery at the then current Congo Government selling price for Djeno crude oil (less an agreed transportation fee). In connection with the Gulf Transaction, Clark USA issued common stock valued at approximately $26.9 million, or $22 per share (1,222,273 shares of non-voting Class D Common Stock which have been converted into an equal number of shares of Common Stock). The shares issued to Gulf are pledged to Clark USA and will be released to Gulf at the rate of one share for each $22 of net receipts received by Clark USA from the sale of the Gulf oil Clark USA is entitled to foreclose on pledged shares under certain circumstances where the Gulf oil is not received as and when currently anticipated. Clark USA's recourse under such circumstances is limited to the value of the shares.

	The Occidental Transaction and the Gulf Transaction (the "Transactions") assist Clark USA in realizing Clark USA's objectives of increasing cash flow and decreasing leverage. The Transactions provide a significant new source of cash flow directly to Clark USA which is not dependent upon upstreaming of funds from the Company or other subsidiaries. Cash flows from the Transactions will enable Clark USA to accelerate capital projects, pursue growth and increase its strategic cash reserve. The Transactions also increased Clark USA's equity base by $120 million based on an agreed value of $22 per share which reduced leverage.

	Clark USA has recently begun to enter into hedging transactions with respect to certain anticipated cash flows associated with the Occidental Transaction, with the goal of fixing cash flows that are dependent on future oil prices on the basis of current market prices. To date, Clark USA has entered into such hedging transactions with respect to approximately 7 million barrels of the contracted 21 million barrels of oil.

	To finance the cash portion of the Transactions and for general corporate purposes, Clark USA issued on December 1, 1995, $175 million of 10 7/8% Senior Notes due December 1, 2005. To obtain consent for the Transactions and the note offering, Clark USA paid a consent fee of $30 per note to holders of record on November 3, 1995 of its Senior Secured Zero Coupon Notes Series A due 2000. The Transactions and the note offering also required consent of the Company's bank group.

	For a more complete description of the Transactions, including the text of the agreements referred to therein, reference can be made to Clark USA's Current Report on Form 8-K, dated December 1, 1995.

EXHIBIT INDEX

10.1 Amended and Restated Credit Agreement, dated as of April 19, 1995 (The "Amended and Restated Credit Agreement"), among Clark Refining & Marketing, Inc., as Borrower, Bank of America National Trust and Savings Association, as Administrative Agent, Bankers Trust Company, as Documentation Agent, The Toronto-Dominion Bank, as Syndication Agent, BA Securities, Inc., as Technical Agent, and the other financial institutions party thereto. (Exhibit 10.1 filed with Clark USA Current Report on Form 8-K, dated December 1, 1995)

10.2 First Amendment to Amended and Restated Credit Agreement, dated as of June 14, 1995. (Exhibit 10.2 filed with Clark USA Current Report on Form 8-K, dated December 1, 1995)

10.3 Second Amendment to Amended and Restated Credit Agreement, dated as of November 27, 1995. (Exhibit 10.3 filed with Clark USA Current Report on Form 8-K, dated December 1, 1995)

SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  December 15, 1995       CLARK REFINING & MARKETING, INC.




			By:             /s/ Dennis R. Eichholz
					_____________________
					Dennis R. Eichholz
					Controller and Treasurer